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                                                               EXHIBIT 10(ii)(z)

     RESOLVED that, pursuant to Article VIII, Paragraph 1 of the J. C. Penney Company, Inc. Benefit Restoration Plan, the definition of "Participating Employer" under the Benefit Restoration Plan be, and it hereby is, amended in its entirety effective February 1, 1996, to read as follows:

               Participating Employer: The Company and any other Controlled
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         Group Member or organizational unit of the Company or a Controlled
         Group Member which is designated as a Participating Employer under the Plan by the Personnel Committee; provided, however, that if any such designation would substantially increase the cost of the Plan to the Company, such designation shall be subject to the sole discretion of the Board of Directors.